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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 2, 2003

Arbor EnTech Corporation
(Exact name of registrant as specified in its charter)

Delaware State or other jurisdiction of incorporation	0-30432 Commission File Number	22-2335094 IRS Employer Identification No.
Route 349, RD 1, Box 1076, Little Marsh, PA (Address of Principal Executive Offices)		16931 (Zip Code)

Registrant's Telephone Number, including Area Code: (570) 376-2217

(Former name, former address and former fiscal year, if changed since last report)

        The statements contained in this report which are not historical fact are "forward-looking statements" that involve various important assumptions, risks, uncertainties and other factors which could cause Arbor's actual results for 2003 and beyond to differ materially from those expressed in such forward-looking statements. These important factors include, without limitation, competitive factors and pricing pressures, changes in legal and regulatory requirements, technological change or difficulties, product development risks, commercialization and trade difficulties and general economic conditions, as well as other risks previously disclosed in the Company's securities filings and press releases.

Item 5.    Other Events and Regulation FD Disclosure.

        On September 2, 2003, Arbor informed The Home Depot, Inc., the customer that purchases more than 99 percent of Arbor's wood products, that Arbor would no longer do business with Home Depot due to increased difficulties in transacting business with Home Depot on a profitable basis. Arbor stated to Home Depot that these difficulties included Home Depot's prohibition against price increases despite increases in Arbor's increased costs of production, a diminution in the Home Depot territories Arbor was allowed to sell product to, and Home Depot's demands regarding returns of ordered products that Arbor was unwilling to accede to for economic reasons.

        Arbor has discontinued its wood products business. Arbor intends to seek other business opportunities, but there can be no assurance that such opportunities will be identified, engaged in, or result in any profits.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 10, 2003	ARBOR ENTECH CORPORATION
	By:	/s/ MARK SHEFTS Secretary/Treasurer

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  Item 5. Other Events and Regulation FD Disclosure.
SIGNATURES